Exhibit 3.3

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3
          This Agreement was made as of May 22, 1984, was amended and restated as of May 1, 1985, and is amended and restated as of July 15, 1985, by and among Consolidated Capital Equities Corporation, a Colorado corporation (the “General Partner), Alpha Venture Corporation, a California corporation (the “Initial Limited Partner”), and the persons signing this Agreement as Limited Partners on the signature pages hereto (collectively the “Limited Partners”).
I. FORMATION OF LIMITED PARTNERSHIP
          1.01 Formation and Agreement of Limited Partnership. The parties hereto hereby form a limited partnership (the “Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act as set forth in Title 2, Chapter 2, of the California Corporations Code, upon the terms and conditions set forth herein. On the execution of this Agreement (the “Agreement”) (or a subsequent change in the Partnership’s membership), the parties will execute and acknowledge a Certificate of Limited Partnership pursuant to the provisions of Section 15502 of the California Corporations Code which will be duly recorded forthwith in the Office of the County Recorder of the County in which the principal place of business of the Partnership is located.
          1.02 Name and Principal Place of Business. The name of the Partnership is “Consolidated Capital Institutional Properties/3,” and its office and principal place of business shall be 2000 Powell Street, Emeryville, California 94608 and thereafter such other place or places as the General Partner may from time to time determine.
          1.03 Term of Partnership. The Partnership commenced as of May 23, 1984 (the “effective date”), and shall continue for a period ending the earlier of:
               (a) Six months after the commencement of its public offering registered with the Securities and Exchange Commission, provided that on said date the Partnership has not received a minimum of $1,300,000 of Capital Contributions from Limited Partners;
               (b) December 31, 2015;
               (c) The date on which all of loans funded by the Partnership are repaid or otherwise disposed of and an other assets converted to cash;
               (d) The date on which the Partnership is voluntarily dissolved by the agreement of the Limited Partners;
               (e) The date on which the Partnership is dissolved by operation of law or judicial decree;
               (f) Subject to the provisions of Section 8.01, the date on which the last remaining General Partner retires, dies, becomes legally incapacitated, dissolves, withdraws, or is removed, unless Limited Partners holding a majority of the Units agree to continue the Partnership business and, by written consent or vote, elect one or more new General Partners to continue the Partnership business; or

               (g) Subject to the provisions of Section 8.01, the date on which the last remaining General Partner is adjudicated bankrupt, unless Limited Partners holding 100% of the Units, by written consent or vote, elect one or more new General Partners to continue the Partnership’s business.
          1.04 Definitions. The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:
               (a) “Adjusted Net Asset Value” shall mean the book value of all assets, including accrued but unpaid basic interest but excluding additional interest payable under the terms of the Participating Note, minus all liabilities of the Partnership.
               (b) “Affiliate” shall include: (i) any Person or entity directly or indirectly controlling, controlled by, or under common control with another Person or entity; (ii) any Person or entity owning or controlling 10% or more of the outstanding voting securities of such other entity; (iii) any officer, director, or partner of such entity; and (iv) if such Person is an officer, director, or partner, any such company for which each Person acts in such opacity.
               (c) “Appraised Value” shall mean value according to an appraisal made by an independent qualified appraiser who is a member in good standing of the American Institute of Real Estate Appraisers, or as determined by the General Partner(s) or their Affiliates.
               (d) “Borrowers” shall mean a real estate limited partnership affiliated with the General Partner(s) of the Partnership to whom the Partnership shall make loans pursuant to the terms of a Master Loan Agreement. There may be one or more Borrowers.
               (e) “Borrower’s Expense Reserve” shall mean the total of all payments advanced to a Borrower and retained by or paid as administrative expense, salaries, fees, or commissions to any other Person or entity, including any Sponsor, for providing administrative services to such Borrower. Such payments may include amounts paid in conjunction with the arranging of the loan obtained by a Borrower in connection with the funding of advances under the Participating Note related to such property, however designated.
               (f) “Capital Contributions” shall mean the total initial investments and contributions to the capital of the Partnership in cash by all investors for Units of limited partnership interest without deduction of selling, organization, or other expenses.
               (g) “Distributable Cash From Operations” shall mean the funds provided from Partnership operations as determined under the Partnership’s method of accounting, including basic interest (but excluding additional interest) received from a Borrower under the terms of a Participating Note, cash and short-term investments, without deduction for non-cash expenses, but after deducting cash funds used to pay all other expenses and debt payments, if any.
               (h) “Distributions” shall mean any cash or other property distributed to the Limited Partners arising from their interests in the Partnership but shall not include distributions of Distributable Cash from Operations, Surplus Funds, or any compensation to the General Partner(s) or their Affiliates (received pursuant to Section 2.04 of the Limited Partnership Agreement) or any Partnership expense reimbursements (received pursuant to Section 3.10 of the Limited Partnership Agreement).

               (i) "Expenses of Acquisition” of an investment properly by a Borrower shall include the cost of the property, amounts advanced as Borrower’s Expense Reserve, mortgage placement fees, real estate brokerage commissions, all financing and closing costs, and all debt service payments payable at the time of or initially in connection with such acquisition.
               (j) "General Partner(s)” shall mean Consolidated Capital Equities Corporation and any additional or successor General Partner elected by the Limited Partners.
               (k) "Gross Proceeds” shall mean the total proceeds from the sale of Units before deductions for Organization and Offering Expenses.
               (l) "Invested Capital” shall mean the Limited Partners’ Capital Contributions less the sum of Surplus Funds distributed to such Limited Partners and any prior owners of such Units as of the date of calculation.
               (m) "Investment in Loans” shall mean the amount of Gross Proceeds used to make or invest in loans (including reasonable working capital reserves of up to 10% of Gross Proceeds) and other cash payments, but excluding Organization and Offering Expenses.
               (n) "Master Loan Agreement” shall mean the loan documentation between the Partnership and each Borrower, including a Participating Note, as that term is defined below, all as set forth in Appendix “C.”
               (o) "Net Profits mad Net Losses” shall mean the profits and losses of the Partnership in accordance with accounting methods followed for federal income tax purposes.
               (p) "Organization and Offering Expenses” shall mean legal, accounting, and printing expenses, and various registration and filing fees and miscellaneous sales expenses, and compensation earned by officers and employees of the General Partner(s) and Affiliates while directly engaged in qualifying, registering, and marketing the Units under applicable federal and state law, and sales commissions.
               (q) "Participating Note” shall mean the note received by the Partnership from a Borrower as consideration for funds borrowed.
               (r) "Partnership” shall mean Consolidated Capital Institutional Properties/3, a California limited partnership.
                (s) “Person” shall mean any natural person, partnership, corporation, association, or other legal entity.
               (t) "Purchase Price” shall mean the sum of the prices paid for all properties by a Borrower (including all Borrower’s Expense Reserve and liens and mortgages on the properties) plus all costs of improvements, if any, reasonably and properly allocable to the properties, made at the time of acquisition or within a reasonable period of time thereafter.
               (u) "Sponsor” shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Partnership, or any Person who will manage or participate in the management of the Partnership, including the General Partner(s) and any Affiliate of such Persons, excluding any Person whose only relation with the Partnership is that of independent property manager and whose only compensation is as such. “Sponsor” shall not include wholly independent third parties, such as attorneys, accountants, and underwriters, whose only compensation is for professional services rendered in connection with the offering of Units.
               (v) “Surplus Funds” shall mean the Partnership’s share of the net cash fund or proceeds resulting from the Partnership’s receipt of principal and additional interest from the Participating Note issued by a Borrower, after deduction of all expenses incurred in connection therewith, less such amounts for working capital reserves as the General Partner(s) deem reasonably necessary for future Partnership operations.
               (w) “Units” shall mean the limited partnership interests of the Limited Partners and shall each represent a Capital Contribution of $250 to the Partnership and entitle the holder thereof to the rights and interests of Limited Partners as provided in the Limited Partnership Agreement.
          1.05 Purpose of Partnership and Investment Objectives. The principal purpose of the Partnership is to lend funds in return for Participating Notes secured by deeds of trust on real properties (including apartment buildings, shopping centers, industrial projects, office buildings, and other similar properties) as shall from time to time be acquired by one or more Borrowers or such other entity or entities of which a Borrower is the general partner or managing partner. The Participating Notes offer the potential for (i) preserving and protecting the Limited Partners’ original Invested Capital; (ii) providing quarterly distributions from interest received from the Borrowers or other sources; and (iii) providing special payments to the extent of additional interest received from such Participating Notes; and to engage in any and all general business activities related to and incidental to those purposes; provided, however, that the Partnership shall not own or lease property jointly or in partnership with others.
          Until funds are fully lent under the Participating Notes (except for reserves), the Partnership may temporarily invest all or a part of its Capital Contributions in short-term, highly liquid investments with appropriate safety of principal, such as U.S. Treasury Bonds or Bills, insured savings accounts, or similar investments, including repurchase agreements, reverse repurchase agreements, or hedge positions with respect to such investments.
          In view of the exclusive purposes of the Partnership, none of the parties shall have any obligation with respect to the Partnership or to any of the other parties insofar as making other mortgage loans available to the Partnership or to any of the other parties. The General Partner(s) and each Limited Partner may, notwithstanding the existence of this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest ht such activities to the Partnership or any party hereto.
          The Partners recognize and acknowledge that any Master Loan Agreement to which a Participating Note is attached provides for certain rights and restrictions. These rights and restrictions include, among others, the following:
          All funds lent by the Partnership to a Borrower, its successors, or assigns will be subject to the rights and restrictions of the form Master Loan Agreement and the Participating Note, as more particularly set forth in Appendix “C” to the Prospectus of the Partnership. Notwithstanding the foregoing, a Borrower may purchase property (and assume loans in connection therewith) for the purpose of facilitating the subsequent borrowing of money or obtaining of financing from the

Partnership related to such property, or completion of construction of the property, or any other purpose related to the business of such Borrower.
          The Partnership may make loans to a Borrower with other investors (by means of a joint venture or partnership arrangement) on properties deemed appropriate by the General Partner(s) or upon the request of the Borrower. Such joint venture or partnership would be permitted if (a) such partners or joint owners are independent third persons who are not a Sponsor (except that the Sponsor or General Partner(s) may act in the capacity of sponsor or general partner for such persons), (b) the management of such partnership or joint venture is under the control of the General Partner(s) of the Partnership and its Affiliates, (c) the terms of the joint venture loan are on the same terms as the Master Loan Agreement, (d) neither party has a priority with respect to secured position on its part of the amounts committed, (e) the Partnership, as a result of such joint lending, is not charged directly or indirectly more than once for the same services, (f) the joint venture or partnership does not authorize or require the Partnership to do anything as a partner or joint venture with respect to partnership assets which the Partnership or the General Partner(s) could not do directly because of this Agreement, and (g) the General Partner(s) and their Affiliates are not permitted to receive any compensation, fee, or expenses which are prohibited by this Agreement.
          The Sponsor or General Partner(s) may form another partnership with essentially the same investment objectives as the Partnership and such entity may joint venture Specific Loans to a Borrower on the same terms contained in the Master Loan Agreement.
          The initial total indebtedness owed to unaffiliated third parties in conjunction with the purchase of real property securing a Participating Note shall not exceed twenty-five percent (25%) of the Purchase Price of all properties acquired by such Borrower on a cumulative basis. However, upon subsequent refinancing, such limitation will not apply and the real property securing such Participating Note may have total indebtedness owed to unaffiliated third parties substantially in excess of 25% of the Appraised Value of all such properties on a cumulative basis, subject to the approval of the General Partner(s) of the Partnership.
          The Partnership will require the Borrowers, where properties are purchased with other than proceeds lent by the Partnership, to use their best efforts to obtain level payment financing on the most favorable terms available and will not obtain any first mortgage financing containing a provision for a balloon payment which does not contain the following provisions, unless the prior approval of the California Department of Corporations has been obtained: (i) that such balloon payment will not be due and payable prior to the greater of ten (10) years or three (3) years after the expected holding period front the later of the inception date of the loan or the acquisition date of the property; and (ii) that such loan will have regular payments in an amount which would be sufficient to self-liquidate the loan over a 20- to 30-year period. Secondary financing, if any, incurred in connection with a property purchase, will be fully amortizing or, if not fully amortizing, will not be due and payable during the expected holding period of the property. The foregoing restrictions will not apply with respect to any existing original financing, the payment of which becomes the obligation of each Borrower in connection with a property purchase, or to secondary financing in an amount equal to less than 10% of the Purchase Price of a property.
          An “all-inclusive” or “wraparound” note and deed of trust or mortgage (the “all-inclusive note” herein) may be used to finance the purchase of property by a Borrower only if the following conditions are complied with:

               (a) A Borrower under an all-inclusive note shall not receive interest on the amount of the underlying encumbrance included in the all-inclusive note in excess of that payable to the leader on the underlying encumbrance;
               (b) A Borrower shall receive credit on its obligation under the all-inclusive note for payments made directly on the underlying encumbrance by a seller who is the holder of the all-inclusive note; and
               (c) A paying agent, ordinarily a commercial bank, escrow company, or savings and loan association, shall collect payments on the all-inclusive note and make disbursements therefrom to the holder of the underlying encumbrance prior to making any disbursements to the holder of the all-inclusive note, subject to the requirements of subparagraph (a) above.
          The Partnership shall require each Borrower to agree not to purchase or lease, directly or indirectly, any property from the General Partner(s) or any of their Affiliates, from any investor program in which the General Partner(s) or any of their Affiliates have an interest (including the Partnership); and not to sell or lease, directly or indirectly, any of its property to any of the above parties.
          The Partnership shall not purchase or lease, directly or indirectly, any property from the General Partner(s) or from any of their Affiliates, from any investor program in which the General Partner(s) or any of their Affiliates have an interest or from any Borrower; and shall not sell or lease, directly or indirectly, any of its property to any of the above parties.
          Notwithstanding the foregoing, the General Partner or an Affiliate may purchase a property in its own name (and assume loans in connection therewith) and temporarily (for a period not to exceed 180 days) hold title thereto for the purpose of facilitating the acquisition of such property or the borrowing of money or obtaining the financing for a Borrower, provided that such property is purchased by such Borrower for a price no greater than the cost of such property (including carrying costs) by the General Partner or Affiliate and provided that there are no benefits to the General Partner or Affiliate arising out of such transaction apart from compensation otherwise permitted by this Agreement.
          The Partnership shall require each Borrower to carry appropriate Workers’ Compensation Insurance and such other insurance with respect to the real property owned by it as shall be customary for similar property, similarly located, from time to time. (For purposes hereof, losses catastrophic in nature, e.g., war, earthquakes, and floods, and coverage against punitive damages, shall not be deemed customary insurance coverages and shall not be required.) On all insurance policies purchased by a Borrower, any additional named insured or co-insured (other than the Partnership and its Limited Partners), including the General Partner(s) and any of their Affiliates shall bear its pro rata share of the cost of the policy to the extent that the act of adding such additional parties to the policy causes an incremental premium cost increase of any amount.
          1.06 General and Limited Partners.
               (a) General Partner. The name and place of business of the General Partner is as follows:

Consolidated Capital Equities Corporation
a Colorado corporation
2000 Powell Street
Emeryville, California 94608
          The General Partner has contributed the aggregate sum of $1,000 in cash as General Partner to the Partnership and at all times during the existence of the Partnership has a present and continuing interest in Net Profits, Net Losses, and distributions according to the provisions of Sections 3.07 and 3.08. The General Partner(s)’ interest in Net Profits, Net Losses, and distributions shall be allocated proportionately among the General Partner(s) and owners according to their respective then ownership interest (so long as they act as General Partner(s)). From time to time during the term of the Partnership, Limited Partners holding a majority of the Units may, by written consent or vote, elect any additional or successor General Partner(s).
               (b) Authorized Units and Initial and Additional Limited Partners. The Initial Limited Partner has contributed the sum of $5,000 cash to the capital of the Partnership and has received 20 Units for such contribution. The Partnership shall be authorized to issue and sell up to One Million Six Hundred Thousand Twenty (1,600,020) Units. The Partnership intends initially to make a public offering of Eight Hundred Thousand (800,000) Units which, at the General Partner’s option, may be increased to up to One Million Six Hundred Thousand (1,600,000) Units, and to admit as additional Limited Partners the Persons whose subscriptions for such Units are accepted by the General Partner(s). The names and places of residence of such Limited Partners will be set forth in the Subscription Agreements and Signature Pages attached hereto. The General Partner(s) may admit additional Limited Partners who subscribe from time to time for Units upon such terms and conditions and in such amounts as the General Partner(s) in their sole discretion shall deem reasonable. No action or consent by Limited Partners shall be required in connection with such admission of additional Limited Partners pursuant to this Section 1.06. An amendment of the Certificate of Limited Partnership, reflecting such admissions, shall be filed.
               (c) Admission of Limited Partners. The subscribers for Units of the Partnership shall be admitted to the Partnership as initial Limited Partners within 15 days after such subscribers’ Capital Contributions are released by the depository thereof to the Partnership. Thereafter, subscriptions for Units shall be accepted or rejected by the General Partner(s) within 30 days after their receipt by the General Partner(s), and subscribers whose subscriptions are acceptable shall be admitted to the Partnership as additional Limited Partners on or before the last day of the calendar month during which such subscriptions were accepted. All monies deposited by subscribers whose subscriptions are rejected by the General Partner(s) will be returned to such subscribers without any interest thereon forthwith after such rejection.
II. MANAGEMENT OF THE PARTNERSHIP
          2.01 Powers and Duties of the General Partner(s). The General Partner(s) shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner(s), subject to the term and conditions of this Agreement. The General Partner(s) shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in the General Partner(s)’ immediate possession or control. The General Partner(s) shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner(s) shall have the rights, powers, and authority granted to the General Partner(s) hereunder or by law, or both, to obligate and bind the Partnership and, on behalf and in the name of the Partnership, to take such action as the General Partner(s) deem necessary or advisable, including, without limitation, making, executing, and delivering loan and other agreements such as leases, assignments and transfers and agreements to purchase, sell, lease, or otherwise deal with personal property, escrow instructions, advances under the Participating Notes, pledges, deeds of trust, mortgages and other security agreements, promissory notes, checks, drafts, and other negotiable instruments and all other documents and agreements which the General Partner(s) deem reasonable or necessary in connection with the lending and investment of the Partnership’s net proceeds resulting from the Capital Contributions received; managing such assets and borrowing against the assets of the Partnership, including notes and contracts receivable from the sales of Partnership assets. The execution and delivery of any such instruments by the General Partner(s) shall be sufficient to bind the Partnership. However, unless the prior consent of Limited Partners holding a majority of the Units of the Partnership is obtained, the General Partner(s) shall be prohibited from:
               (a) Selling substantially all of the Partnership’s assets in a single sale, or in multiple sales in the same 12-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution;
               (b) Pledging the credit of the Partnership in any way, except in the ordinary course of the Partnership business;
               (c) Executing or delivering any assignment for the benefit of the creditors of the Partnership; and
               (d) Releasing, assigning or transferring a Partnership claim, security, commodity or any other assets of the Partnership without full and adequate consideration.
          The General Partner(s) or their Affiliates may acquire Units from time to time on their own behalf and for their own benefit, provided that such right shall not create any preference in rights or benefits in favor of such Persons or permit them to buy Units other than at the same cash price and on the same terms as are available to other nonaffiliated Limited Partners. The General Partner(s) or their Affiliates may from time to time employ on behalf of the Partnership such Persons, firms, or corporations as they in their sole judgment shall deem advisable in the operation of the business of the Partnership, including accountants and attorneys, on such terms and for such compensation as they, in their sole judgment, shall determine, provided, however, that the Partnership shall not: (i) make any loans to any Sponsor (excluding the permitted advances under a Participating Note) and related loans to be made by the Partnership to the Borrowers secured by real properties purchased and owned by the Borrowers; (ii) offer Limited Partnership interests in exchange for any consideration other than cash; (iii) lend any Distributable Cash From Operations to the Borrowers for additional properties or relend any Surplus Funds; (iv) purchase limited partnership interests in other partnerships; and (v) incur any nonrecourse indebtedness wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor. The Partnership shall not be permitted to purchase real property, directly or indirectly. The owner of real property which secures repayment of a Participating Note will as owner be entitled to all attributes of real property ownership.
          Sponsors shall not receive a rebate, give-up, or similar payment or enter into any reciprocal business arrangement which would circumvent any provisions contained in this Agreement.
          No Sponsor shall: (i) commingle the Partnership funds with those of any other Person or entity; (ii) operate the Partnership in such a manner as to have the Partnership classified as an

“investment company” for purposes of the Investment Company Act of 1940; (iii) cause the Partnership to enter into any agreements with the General Partner(s) or their Affiliates (excluding agreements permitted by the Master Loan Agreements and the Participating Notes) which shall not be subject to termination without penalty by either party upon not more than sixty (60) days’ written notice; or (iv) incur short-term borrowings except for Partnership working capital items.
          No Sponsor shall, or shall permit any underwriter, dealer, or salesman of the Units to, directly or indirectly pay or award any finder’s fees, commissions, or other compensation to any Person engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Limited Partnership interests of the Partnership, provided, however, that the General Partner(s) and their Affiliates shall not be prohibited from paying the normal sales commissions payable to registered broker dealers or other properly licensed Persons for selling Units.
          The General Partner(s) shall commit to Investment in Loam at least 82% of the Gross Proceeds from the offering of the Units; provided however, any amounts returned to the Limited Partners pursuant to Section 3.05 shall not be included in calculating such 82%.
          2.02 Indemnification. Except in the case of negligence or misconduct, the General Partner(s) and their Affiliates or agents acting on their behalf shall not be liable, responsible, or accountable in damages or otherwise to the Partnership (in any action, including a Partnership derivative suit) or to any of the Limited Partners for the doing of any act or the failure to do any act, the effect of which may cause or result in loss or damage to the Partnership, if done in good faith to promote the best interests of the Partnership. The General Partner(s) and their Affiliates or agents shall be entitled to be indemnified by the Partnership from the assets of the Partnership, or as an expense of the Partnership, but not from the Limited Partners, against any liability or loss, as a result of any claim or legal proceeding (whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion) relating to the performance or nonperformance of any act concerning the activities of the Partnership except in the case where the General Partner(s) or their Affiliates or agents are guilty of bad faith, negligence, misconduct, or reckless disregard of duty, provided such act or omission was done in good faith to promote the best interests of the Partnership. The indemnification authorized by this paragraph shall include the payment of reasonable attorneys’ fees and other expenses (not limited to taxable costs) incurred in settling or defending any claims, threatened action or finally adjudicated legal proceedings.
          Notwithstanding the foregoing, the Sponsors shall not be indemnified from any liability, loss, or damage incurred by them in connection with: (i) any claim involving allegations that the Securities Act of 1933 or state securities laws were violated by a Sponsor unless: (a) the Sponsor seeking indemnification is successful in defending such action by either a successful adjudication on the merits of each count involving securities law violation, or such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, and (b) such indemnification is specifically approved by a court of law which has been advised as to the current position of both the Securities and Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities law; or (ii) any liability imposed by law, including liability for fraud, bad faith, or negligence.
          2.03 Powers and Duties of the Limited Partners. The Limited Partners shall not participate in the control of the business affairs of the Partnership, transact any business on behalf of the Partnership, or have any power or authority to bind or obligate the Partnership. Notwithstanding the foregoing, the holders of a majority of the outstanding Units may, without the concurrence of the

General Partner(s), vote to amend this Agreement, except as prohibited in Article XVII: (a) approve or disapprove the sale of all or substantially all of the assets of the Partnership (as provided in Section 2.01(a)), (b) dissolve the Partnership, (c) remove the General Partner(s) and, except as provided in Section 8.01, elect additional or successor General Partner(s), and (d) approve other matters as otherwise provided in this Agreement.
          2.04 Compensation of General Partner(s) and Affiliates. The General Partner(s) and/or their Affiliates, or any Sponsor shall be entitled to receive, as a cost of the Partnership, each and all of the following amounts, aside from organization and registration costs and expense reimbursements permitted pursuant to Section 3.10 hereof.
               (a) Security Brokerage Fees. For providing services to the Partnership in the sale of Units of Limited Partnership Interests for the Partnership, a reasonable commission.
               (b) Continuing Interest. As a present and continuing collective interest in the Partnership, an amount equal to a 1% allocation of the Partnership’s Net Profits and Net Losses, and 1% of distributions.
          No Sponsor shall render any services to the Partnership nor receive any fee or other compensation from the Partnership other than those explicitly provided for above, except as otherwise permitted within this Limited Partnership Agreement. Services rendered by the General Partner(s) or Affiliates to entities of which it is general or managing partner for which it may receive a fee or other compensation from the capital contributions or income of such entities is not limited herein except to the extent that such payment or compensation is deemed to be duplicative payments for which it has received a fee or compensation under this Agreement.
          Certain items of compensation and payments also will be advanced to the Borrowers by the Partnership and may be used to pay to partners of the Borrowers, the General Partner(s) and/or their Affiliates, or any Sponsor in connection with the Borrowers’ purchase, operation, and sale of properties.
               (a) Borrower’s Expense Reserve. For providing services to a Borrower, including but not limited to administrative services, arranging each of the loans obtained by such Borrower to purchase real property which secures the Participating Note, and fees to be paid in connection with the acquisition such property, a Borrower’s Expense Reserve from amounts borrowed from the Partnership will be used to make such payments in an amount not to exceed 6% of such Borrower’s Expenses of Acquisition. The aggregate Purchase Price of each property acquired by a Borrower (including such advances for Borrower’s Expense Reserve) may not exceed such property’s Appraised Value. The Borrowers will not borrow from the Partnership an aggregate amount for Borrowers’ Expense Reserves that exceeds in the aggregate 6% of the Partnership’s Capital Contributions raised in this offering.
               (b) Property Management Fees. For rendering property management services to a Borrower, property management fees payable by such Borrower from the properties’ gross revenues, equal to 5% of actual gross receipts collected and received from the managed properties which secure the Participating Note related to such property, but not to exceed in any event an amount which is competitive in price and terms with other nonaffiliated Persons rendering comparable services, plus reimbursement of certain expenses related to operations of the properties. “Property Management Fee” means the fee paid for the day-to-day professional management services in connection with a Borrower’s properties. The Affiliate receiving such fee shall pay from such fee, and not as an expense of a Borrower, the expenses of rendering such day-to-day property management services; provided, however, that the wages and expenses of building managers and personnel, suppliers, repair, furniture and equipment costs and such other costs as are directly attributable to a Borrower’s property operations will be paid by such Borrower in addition to the Property Management Fee. The Affiliates rendering such services may subcontract to a qualified firm or firms such day-to-day property management of a Borrower’s properties, and the cost of such services shall be an expense of such Borrower.
               (c) Real Estate Brokerage (resale) Commissions. For acting as a real estate broker in connection with the sale of any property, or any portion thereof, owned by a Borrower, Real Estate Brokerage (resale) Commissions payable by such Borrower from the properties’ net sale proceeds received from unaffiliated parties, equal to the lesser of the standard real estate commission or 5% of the sales price of each property.
III. FINANCING OF THE PARTNERSHIP
          3.01 Capital Contributions of the General Partner. The General Partner has contributed $1,000 as General Partner and shall not, except as provided in Section 9.02(d), be required to make any additional contributions to the Partnership.
          3.02 Capital Contributions of the Limited Partners.
               (a) Partnership Units. The Limited Partners shall contribute to the capital of the Partnership, for each Unit or fractional Unit subscribed, cash in the amount determined by the General Partner(s); provided, however, that all Units subscribed for as part of the initial public offering of such Units, as contemplated by Section 1.06(c), shall be paid for in cash in an amount equal to Two Hundred Fifty Dollars ($250) for each Unit, or Twenty-Five Dollars ($25) for each one-tenth Unit subscribed.
               (b) Initial Subscriptions. All funds of initial subscribers will be placed in a separate interest bearing account in a bank, and if not more than One Million Three Hundred Thousand Dollars ($1,300,000) is subscribed and contributed on or before six mouths after the public offering commences, the Partnership will not be formed and each subscriber will promptly receive its original investment together with interest actually earned thereon.
          3.03 Additional Contributions. In no event shall any Limited Partner be required to make any additional contributions to the capital of the Partnership in excess of those set forth in Section 3.02 hereof.
          3.04 Interest. No interest shall be paid on the initial or any subsequent Capital Contribution to the Partnership, except as provided above is Section 3.02(b).
          3.05 Time for Return of Contributions. None of the Partners, either General or Limited, shall be entitled to a return of the Capital Contributions made by any of them until the full and complete winding up and liquidation of the business and affairs of the Partnership, except as may be permitted pursuant to Section 3.08 and Article VI hereof; provided, however, that those portions of the proceeds of a public offering of Units raised during the first year of such offering which have not been lent or otherwise invested, reserved for contingent or future payments or committed (evidenced by executed written agreements in principle or letters of understanding) in permitted loans or otherwise reserved (in an amount up to 20% of initial Capital Contributions) for working capital and contingencies in such amount as the General Partner(s) deem reasonable within two (2) years of the effective date of the qualification of the sale of Units in such offering shall be distributed to the Limited Partners who purchased such Units in proportion to the number of such Units so purchased, and such limitation shall apply by analogy to any proceeds raised during second and subsequent years of a public offering. Any such prior return of Capital Contributions shall be subject to compliance with the provisions of California Corporations Code Section 15516.
          3.06 Loans by Partners. Neither the General Partner(s) nor the Limited Partners shall be required to make loans to the Partnership.
          3.07 Allocation of Net Profits and Net Losses and Distributions of Distributable Cash from Operations and Distributions.
               (a) During the offering of Units, that portion of Net Profits, Net Losses, Distributable Cash from Operations and Distributions allocated to the Limited Partners shall be apportioned among the Limited Partners in the ratio which the number of Units owned by each of them for the number of days owned by them during each fiscal year bears to the total number of Units owned by all of them for the maximum number of days, without regard to capital accounts. After the public offering is completed, such Net Profits, Net Losses, Distributable Cash from Operations and Distributions allocated to the Limited Partners shall be apportioned among the Limited Partners in the ratio which the number of Units owned by each of them bears to the total number of Units owned by all of them, without regard to capital accounts.
               (b) Net Profits and Net Losses shall be allocated ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner(s).
               (c) Distributable Cash from Operations to the extent deemed available by the General Partner(s) for distribution, shall be distributed quarterly, as follows: ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner(s); provided, however, that the General Partner(s), in the exercise of reasonable business judgment, may determine to retain in the Partnership all or any part of such amount to meet the working capital needs of the Partnership. Distributions, if any, which exceed Distributable Cash from Operations shall also be allocated ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner(s). Distributable Cash from Operations and Distributions which are distributed to the Limited Partners may, pursuant to generally accepted accounting principles or on a cash basis, be deemed to be a return of capital to the extent they exceed the Partnership’s net income or cash flow, respectively. To the extent original Capital Contributions (including Partnership working capital reserves) are used for Distributions of Distributable Cash from Operations or Distributions it would reduce the amount of capital available for loans to the borrower and the amount available for Partnership working capital reserves and would be considered a return of original Capital Contributions but would not reduce the Limited Partners’ Invested Capital.
          3.08 Distributions of Surplus Funds. In the event Surplus Funds are available and subject to the establishment of working capital reserves deemed reasonably required by the General Partner(s) for the Partnership business, distributions of Surplus Funds will be made ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner(s) in increments of $25 or more per Unit, at the end of the next succeeding fiscal quarter after a year in which such Surplus Funds amount to at least $25 per Unit, provided first that the balance of Partnership cash and working capital reserves remaining after such distribution is of an amount deemed adequate by the General Partner(s) for Partnership business. Notwithstanding the above, during the entire term of this

Partnership, on or before 90 days after the close of each fiscal year, the additional interest paid by the Borrowers and received by the Partnership as of the end of the preceding fiscal year shall be specially distributed to the Partners in the ratio which the number of Units owned by each of them for the number of weeks owned by them bears to the total number of Units owned by all of them for the total number of weeks as of the end of the preceding fiscal year, without regard to capital accounts. That portion of Surplus Funds not subject to such special allocation, as provided above, shall be distributed solely on the basis of number of Units owned without regard to the time such Units have been owned. The General Partner(s), in their discretion, may from time to time distribute Surplus Funds in smaller or larger amounts and/or more frequently, and may accumulate Surplus Funds not yet distributed for any valid business purposes of the Partnership, including its general operations and working capital needs.
          3.09 Conditions and Consent to Allocations and Distributions. The methods, hereinabove set forth, by which Net Profits and Net Losses are allocated and by which Distributable Cash from Operations, Distributions and Surplus Funds are allocated and distributed, shall be expressly consented to by each General and Limited Partner as an express condition to becoming a General or Limited Partner. All distributions of Distributable Cash From Operations, Distributions and Surplus Funds are subject to the payment of Partnership expenses and to the maintenance of reasonable working capital reserves deemed sufficient for Partnership business by the General Partner(s).
          3.10 Partnership Expenses. Reimbursement (other than for organization and offering expenses, which shall mean those expenses incurred in connection with, and in preparing the Partnership for, qualification under the federal and state securities laws and subsequently offering and distributing the Units to the public) to the General Partner(s) or their Affiliates shall not be made except for reimbursement of the actual cost to the General Partner(s) or their Affiliates of goods and materials used for or by the Partnership; provided, however, the General Partner(s) may receive reimbursement for the administrative services necessary to the prudent operation of the Partnership, such as legal, accounting, transfer agent, and other services that could be performed directly for the Partnership by independent parties. The Partnership’s cost for such services will be based upon the compensation of the Persons involved (which shall exclude the chief financial officer and any Person with a title of senior vice president or higher), including only allocated fringe benefits, all based on the amount of time such Persons spend on business or affairs of the Partnership. The amounts charged to the Partnerships will not exceed the lesser of: (i) the actual cost to the General Partner(s) or Affiliates; or (ii) 90% of the amount the Partnership would be required to pay to independent parties for comparable administrative services in the same or comparable geographic locations. As part of the Partnership’s annual report to Limited Partners, an itemized breakdown will be included of such reimbursements in the categories of Partnership accounting, investor reporting, investor communications and services, legal services and such other administrative services, all of which shall be verified in accordance with 260.140.114.5 of the California Commissioner’s Rules as in effect on July 1, 1985, by the independent auditors. Otherwise, the General Partner (s) will pay: (i) salaries and other compensation (except legal fees) of their Affiliates and their officers, directors, and employees incidental to the organization of the Partnership, the sale of Units, and the acquisition of Partnership properties; (ii) expenses incurred by the General Partner (s) or their Affiliates in connection with the administration of the Partnership, including the overhead expenses of the General Partner(s) or their Affiliates; (iii) expenses related to the performance of those services for which the General Partner(s) or their Affiliates are entitled to compensation; and (iv) all other expenses which are unrelated to the business of the Partnership. Subject to the foregoing, the Partnership shall pay all expenses (which expenses shall be billed directly to the Partnership) of the Partnership which may include but are not limited to: (i) all actual compensation and employer taxes of personnel employed full- or part-time by the Partnership and involved in the business of the Partnership but only in the areas of legal, accounting (including internal auditing and appraising) and transfer agent-type services, including Persons who may also be officers or employees of the General Partner(s) or their Affiliates (other than controlling Persons); (ii) all costs of borrowed money, taxes and assessments on Partnership assets and other taxes applicable to the Partnership; (iii) legal, audit, accounting, brokerage, and other fees; (iv) printing, engraving, and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration, and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership; (v) fees and expenses paid to independent contractors, mortgage bankers, brokers and services, leasing agents, consultants, real estate brokers, insurance brokers, and other agents; (vi) expenses in connection with the leasing of assets by the Partnership; (vii) the cost of insurance as required in connection with the business of the Partnership; (viii) expenses of organizing, revising, amending, converting, modifying, or terminating the Partnership; (ix) expenses in connection with distributions made by the Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with, Limited Partners, including the costs of printing and mailing to such Persons evidences of ownership of Units and reports of meetings of the Partnership, and of preparation of proxy statements and solicitations of proxies in connection therewith; (x) expenses in connection with preparing and mailing reports required to be furnished to Limited Partners for investor, tax reporting or other purposes, or which reports the General Partner(s) deem the furnishing thereof to Limited Partners to be in the best interests of the Partnership; (xi) costs of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership; and (xii) the cost of preparation and dissemination of the informational material and documentation relating to potential sale, refinancing, or other disposition of Partnership property.
IV. BOOKS OF ACCOUNT, FINANCIAL STATEMENTS, AND FISCAL MATTERS
          4.01 Books of Account. The General Partner(s) shall, for income tax purposes, keep on an accrual or a cash basis (to be determined at their discretion upon filing the initial federal and state tax returns of the Partnership) adequate books of account of the Partnership wherein shall be recorded and reflected all of the Capital Contributions of the Partnership and all of the expenses and transactions of the Partnership. Such books of account shall be kept at the principal place of business of the Partnership, and each Limited Partner and his authorized representatives shall have at all times, during reasonable business hours, free access to and the right to inspect and copy such books of account and all records of the Partnership, including the right to obtain by mail or to inspect a list of the names and addresses and interests owned of the Limited Partners. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending November 30, except for the final accounting period, which shall end on the dissolution or termination of the Partnership without reconstitution; provided, however, that the General Partner(s) in their sole discretion may, subject to approval by the Internal Revenue Service and applicable state taxing authorities, at any time, without approval of the Limited Partners, change the Partnership’s accounting period and tax year to a period to be determined by the General Partner(s). All references herein to a “year of the Partnership” are to such an annual accounting period. Accelerated methods of depreciation may, in the discretion of the General Partner(s), be elected by the Partnership with respect to its personal properties for purposes of reporting federal or state income taxes.
          4.02 Reports and Financial Statements. The General Partner(s) shall provide the following reports and financial statements to the Limited Partners:

               (a) Annual Report. Within 120 days after the end of each fiscal year: (i) a balance sheet as of the end of such fiscal year, together with statements of income, Partners’ equity, changes in financial position, and funds from operations for such year. The balance sheet and such statements (other than the funds from operations statement) shall be prepared in accordance with generally accepted accounting principles and shall be accompanied by an auditor’s report containing an unqualified opinion of the independent certified public accountants preparing such report; (ii) a report of the activities of the Partnership for each year; (iii) a report on distributions to the Limited Partners for such period, identifying the sources thereof; (iv) a statement of the Partnership’s Adjusted Net Asset Value and a schedule of the most recent Appraised Value of the Partnership’s participating interest in the real property which secures the Participating Note; and (v) a detailed statement of any transactions with the General Partner(s) or their Affiliates and fees, commissions, compensation, and other benefits paid or accrued to the General Partner(s) or their Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
               (b) Report of Fees. Within 60 days of the end of each quarter of a fiscal year during which a Sponsor received fees for services from the Partnership, a report setting forth: (i) a statement of the services rendered; and (ii) the amount of fees received.
               (c) Other Reports. Within 60 days after the end of each fiscal quarter, a report for such period containing an unaudited balance sheet, statement of income and statement of changes in financial position and a report covering the activities of the Partnership for such quarter which contains the financial information reported by Form 10-Q (if such report is required to be filed with the Securities and Exchange Commission).
               (d) Tax Information. Within 75 days after the end of each fiscal year, all information necessary for the preparation of the Limited Partners’ federal income tax returns.
               (e) Special Reports. A special report of loans funded shall be distributed quarterly until the Capital Contributions of the Partnership (other than retained reserves) shall be fully lent and invested. Such special report shall include: (i) descriptions of the terms of the loan and property which secures repayment; (ii) descriptions of the geographic locale and of the market upon which successful operation is dependent; (iii) the Appraised Value; (iv) date of appraisal; (v) actual Purchase Price and terms; (vi) cash expended by the Borrower to acquire each property; and (vii) the amount which then remains not lent or otherwise invested, stated in terms of both dollar amount and percentage of the total amount of Capital Contributions.
               (f) Reports During Offering. During the offering period the Partnership will file any Prospectuses required by Section 10(a)(3) of the Securities Act of 1933 as post-effective amendments to the registration statement. The Partnership will additionally file a current report on Form 8-K to reflect each commitment (signing of a binding loan commitment) made after the effective date of the offering, involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering, and will provide the information contained in such report to the Limited Partners at least once each quarter after the distribution period of the offering has expired, which report will contain (unless waived) the financial statements required by Form S-11, or, at the discretion of the Partnership, a summary of the full financial statements with a statement that the full financial statements will be sent upon request. The Partnership will also file a supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the offering period describing each loan not identified in the Prospectus at such time as there arises a reasonable probability that such loan will be funded (also disclosing all compensation and fees received by the General Partner(s) and their

Affiliates in connection with such loan) and will consolidate all such supplements into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Limited Partners. Lastly, the Partnership will provide the Limited Partners the financial statement information required by Form 10-K for the first full fiscal year of operations of the Partnership.
               (g) Filing of Reports. The Partnership will file with the Commissioner of Corporations of the state of California and with any other appropriate federal or state regulatory agency requiring the same a copy of each report made pursuant to subdivisions (a), (b), (c), and (d) of this Section 4.02, concurrently with its transmittal to the Limited Partners.
          4.03 Tax Returns and Records. The General Partner(s), at Partnership expense, shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities. The General Partner(s), at Partnership expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner shall be provided with a copy of any such report upon request without charge. The General Partner(s), at Partnership expense, shall maintain for a period of at least four years a record of the information obtained to indicate that a Limited Partner meets the suitability standards act forth in the Prospectus.
          4.04 Fiscal Year. The fiscal year of the Partnership shall begin with the first day of December and end on the thirtieth day of November in each year; provided, however, that the General Partner(s) in their sole discretion may, subject to approval by the internal Revenue Service and the applicable state taxing authorities, at any time without approval of the Limited Partners, change the Partnership’s fiscal year to a period to be determined by the General Partner(s).
          4.05 Bank Accounts, Funds, and Assets. The funds of the Partnership shall be deposited in such bank or banks as the General Partner(s) shall deem appropriate. Subject to the provisions of Article XII, such funds shall be withdrawn only by the General Partner(s) or their duly authorized agents. Sponsors shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in their immediate possession or control, and they shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. Sponsors shall not commingle or permit the commingling of the funds of the Partnership with the funds of any other Person.
          4.06 Adjustment of Tax Basis. Upon the transfer of an interest in the Partnership, the Partnership may, in the sole discretion of the General Partner(s), elect, pursuant to Section 754 of the Internal Revenue Code of 1954, as amended, to adjust the basis of the Partnership property as allowed by Sections 734(b) and 743(b) thereof. The election, if made, will be filed with the Partnership information income tax return for the first taxable year to which the election applies.
          4.07 Insurance. The Partnership shall at all times maintain public liability insurance in amounts determined by the General Partner(s) for the protection of the Partnership and each of its members (Limited and General Partners). No Sponsor or Affiliate of a Sponsor shall receive an insurance brokerage fee or commission or write any insurance policy covering the Partnership or any of the property of the Partnership.

          4.08 Appraisals.
               (a) An appraisal by an independent appraiser shall be obtained by a Borrower for each investment property which secures payment under a Participating Note given to the Partnership. The appraisal shall be maintained in the records of the Partnership for at least ten years and shall be available for inspection and duplication by any Limited Partner.
               (b) All Persons retained by a Borrower to provide to the Partnership reports of their opinions of appraised values of investment properties being considered by such Borrower for acquisition or otherwise shall be required by the Partnership to be members in good standing of the American Institute of Real Estate Appraisers and shall certify to the Partnership as follows: (i) that he or she has no present or contemplated future interest in the property being appraised; (ii) that he or she has no personal interest or bias with respect to the subject matter of or the parties involved in the appraisal; and (iii) that his or her employment and compensation for rendering an opinion and report are not contingent upon the value so determined, or on any other condition other than the delivery of the report or opinion for a predetermined fee; provided, however, that on subsequent funding under the respective Participating Note for purposes of capital improvement projects, it shall be permissible for the General Partner(s) to reappraise such property.
               (c) The sum of the Purchase Price paid by a Borrower for each property plus the Borrower’s Expense Reserve advanced in connection with such purchase shall not exceed the Appraised Value of such property.
          4.09 Independent Advisors.
               (a) Prior to the consummation of any loan to a Borrower, the Partnership must receive a letter of opinion addressed to the Partnership from an independent real estate advisor (“Independent Advisor”) to the effect that the loan is fair and at least as favorable to the Partnership as a loan to an unaffiliated borrower in similar circumstances. The Borrower shall bear the cost of such opinion.
               (b) Prior to any disposition, renegotiation, or other subsequent transaction involving a loan to an affiliated Borrower, the Partnership will receive a similar letter of opinion from an independent real estate advisor. Notwithstanding the above, in the event of (i) the transfer of all or any portion of the real property which secures the loan and where the Partnership either enforces the due-on-sale provisions of Section 2.04 of the Master Loan Agreement or is prohibited from accelerating the Note under Section 2.04; or (ii) the loan becoming due and payable, and is paid, such letter of opinion will not be required if the terms governing the event as set forth in the original loan documents which had previously been reviewed by the independent real estate advisors are substantially complied with. The Borrower shall bear the cost of such opinion.
               (c) The independent real estate advisor will be a long established, nationally recognized investment banking firm, accounting firm, mortgage banking firm, bank, real estate financial firm, or advisory firm and will have a staff of real estate professionals.
          4.10 Reserves. The Partnership shall maintain reasonable reserves for normal working capital and contingencies in an amount equal to at least five percent (5%) of Invested Capital. In the event expenditures are made from this reserve, operating revenue shall be allocated to such reserve to the extent necessary to maintain the foregoing level. The General Partner(s) in their sole discretion may from time to time maintain working capital reserves of a larger amount, if deemed necessary for Partnership business.
          4.11 Loans by Sponsors. The Partnership will not obtain any long-term financing from any Sponsor or General Partner. The Partnership will not obtain any short-term financing from any Sponsor or General Partner on terms, as to interest rates and other finance charges and fees, in excess of amounts that are charged by unrelated banks on comparable loans for the same purpose, and, if a property is involved, in the locality of the property. No prepayment charge or penalty shall be required by the Sponsor on a loan to the Partnership. To the extent any Sponsor lends proceeds to the Partnership, on an unsecured basis, or forgoes collection and receipt of any amounts of compensation otherwise due pursuant to Section 2.04 hereof, such amounts shall bear interest at an amount not to exceed the lesser of the actual cost to the Sponsor of such proceeds or the most recent prime rate of interest charged by Bank of America, N.A., San Francisco main office, in effect on the date such loan is first created.
V. ASSIGNABILITY OF LIMITED PARTNERS’ INTERESTS
          5.01 Limited Partners’ Interest. Each of the Limited Partners, except as provided in this Article V, shall not sell, transfer, encumber, or otherwise dispose by operation of law or otherwise of the whole or any part of its interest in the Partnership except by written instrument satisfactory in form to the General Partner(s), accompanied by such assurance of the genuineness and effectiveness of each such signature and the obtaining or any federal and/or governmental approval, if any, as may be reasonably required by the General Partner(s).
          A minimum of twenty (20) Units may be transferred, except for IRA or Keogh plans, and except for transfers by gift or inheritance, intrafamily transfers, family dissolutions, and transfers to affiliates.
          No assignment shall be valid or effective unless in compliance with the conditions contained herein.
          5.02 Further Restriction on Transfers. No Partner shall make any assignment of all or any part of its interest in the Partnership if said transfer or assignment would, when considered with all other transfers during the same applicable twelve (12) month period, cause a termination of the Partnership for federal or any applicable state income tax purposes.
          5.03 Substituted Partners. No assignee of the whole or any portion of a Limited Partner’s interest in the Partnership shall have the right to become a substitute Limited Partner in place of its assignor, unless: (i) such assignor shall designate such intention in the instrument of assignment; (ii) the written consent of the General Partner(s) to such substitution shall be obtained, which consent, in any of the General Partner(s)’ absolute discretion, may be withheld; provided, however, that the General Partner(s) may, without the consent of the Limited Partners, amend the Partnership Agreement to permit the Limited Partnership Interests to come within any exclusion from the definition of plan assets contained in Section 2550.401b-1 of Title 29 of the Code of Federal Regulations, which amendment by the General Partner(s) may include the revision of the Agreement to provide for the substitution of a Limited Partner without the consent of any General Partner; (iii) the assignment instrument shall be in form and substance satisfactory to the General Partner(s); (iv) the assignor and assignee named therein shall execute and acknowledge such other instrument or instruments as the General Partner(s) may deem necessary or desirable to effect such admission, including but not limited to a power of attorney with provisions more fully described in this

Agreement; and (v) the assignee shall accept, adopt, and approve in writing all of the terms and provisions of this Agreement, as the same may have been amended.
          5.04 Additional Restrictions. Any unauthorized assignment or transfer shall be void ab initio. All documents and records evidencing a Limited Partnership interest, whether issued originally or subsequently, shall bear and be subject to legend conditions as follows:
               (a) “It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written consent of the Commissioner of Corporations of the State of California, except as permitted in the Commissioner’s Rules.”
               (b) “Any unauthorized assignment or transfer shall be void ab initio.”
               (c) “Assignees of this security may become substituted Limited Partners only with the consent of the General Partner(s).”
          5.05 Withdrawal of Limited Partner. Except as provided in Article VI, no Limited Partner shall be entitled to withdraw or retire from the Partnership.
          5.06 Death of Limited Partner. The death of a Limited Partner shall not terminate the Partnership. Upon the death of a Limited Partner, the personal representative of the deceased Limited Partner shall have all the rights of the Limited Partner in the Partnership to the extent of the deceased Limited Partner’s interest therein, subject to the terms and conditions of this Agreement; and the estate of the deceased limited Partner shall be liable for all his or her liabilities as a Limited Partner, as well as the execution of all documents required to effect, subject to the terms of Section 5.03, the appropriate substitution of the decedent’s estate or beneficiary as a Limited Partner hereunder.
          5.07 Recognition of Substituted and Assignee Limited Partners. The Certificate of Limited Partnership of the Partnership shall be amended and recorded pursuant to Section 1.01 not less often than quarterly to recognize the admission of substituted Limited Partners. Assignees of Limited Partners shall be recognized as such not later than the end of the calendar month following the General Partner(s)’ receipt of notice of such assignment.
VI. REPURCHASE OF UNITS
          It is not anticipated that a public market will develop for the Partnership’s Units. The Partnership may, once the offering has concluded, and in its absolute discretion, repurchase any Units upon request of a Limited Partner during the period of May 16-31 of each year only, at the Partnership’s Adjusted Net Asset Value, for all cash, to the extent that there are excess funds available by the Partnership for such repurchases, if such purchase does not impair the capital or the operations of the Partnership. THE PARTNERSHIP WILL NOT REPURCHASE ANY UNITS DURING THE OFFERING. THE PARTNERSHIP IS UNDER NO OBLIGATION TO EVER REPURCHASE ANY UNITS, AND THERE IS NO ASSURANCE THAT ANY UNITS WILL IN FACT EVER BE REPURCHASED BY THE PARTNERSHIP. Units acquired by the General Partner(s) or their Affiliates, prior to or during the offering, including the 20 Units acquired by the initial Limited Partner prior to commencement of the offering, will not be entitled to be repurchased by the Partnership.

VII. RIGHT OF LIMITED PARTNERS TO RECEIVE
PROPERTY OTHER THAN CASH
          No right is given to a Limited Partner to demand and receive property other than cash in return for its contribution. However, the General Partner(s) may, in their sole discretion, make such distribution of property other than cash to any or all of the Partners.
VIII. TERMINATION OF A GENERAL PARTNER
          8.01 Retirement, Death, Legal Incapacity, Dissolution, Withdrawal, Removal, or Bankruptcy. Upon the retirement, death, legal incapacity, dissolution, withdrawal, removal or bankruptcy of any of the General Partner(s), the remaining General Partner(s) have the right to elect to continue the business of the Partnership. Not less than sixty (60) days prior to retiring, dissolving, or withdrawing from the Partnership, any departing General Partner shall give written notice of its intentions to all Limited Partners. However, the retirement, death, legal incapacity, dissolution, withdrawal, or removal of the last remaining General Partner shall terminate the Partnership, and the Partnership shall be dissolved and liquidated as provided by law unless Limited Partners holding a majority of the Units elect, by written consent or vote, one or more new General Partners in place thereof to continue the Partnership business. The bankruptcy of the last remaining General Partner shall terminate the Partnership, and the Partnership shall be dissolved and liquidated as provided by law unless Limited Partners holding 100% of the Units elect, by written consent or vote, one or more new General Partners in place thereof to continue the Partnership business.
          8.02 Removal of a General Partner. The Limited Partners holding a majority of the Units may remove any or all of the General Partners. Written notice of such determination setting forth the effective date of such removal shall be served upon the General Partner or General Partners so removed and, as of the effective date, shall terminate all of such Person’s rights and powers as a General Partner.
          8.03 Dissolution of Partnership and Continuance of Partnership Business. After the occurrence of a terminating event, as described in Section 8.01, the Limited Partners shall meet within sixty (60) days of the terminating event and either:
               (a) Elect one or more new General Partners to continue the Partnership business, as provided in Section 8.01, in which event, upon the recording of a new Certificate of Limited Partnership to reflect the new General Partner, this Partnership shall continue in business; or
               (b) Elect to terminate and liquidate the Partnership under the provisions of Article IX hereof.
          8.04 Payment to Terminated General Partner. Upon the occurrence of a terminating event, if such terminating event relates to a General Partner who is the last remaining original General Partner and if the business of the Partnership is continued, as aforesaid, the terminated General Partner shall be entitled to receive from the Partnership the then present value of his allocated interest in Net Profits, Net Losses, and Distributions of Distributable Cash From Operations, upon liquidation determined by agreement of the terminated General Partner and the acquiring General Partner or Partners, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of such arbitration shall be borne equally by the Partnership and the General Partners. For this purpose, the fair market value of the interest of the terminated General Partner shall be deemed to be the amount the terminated

General Partner would receive upon dissolution and termination of the Partnership under Section 9.02, assuming (a) such dissolution or termination occurred on the date of the dissolving event specified above, and (b) the assets of the Partnership were sold for their then fair market value without compulsion of the Partnership to sell such assets. The Partnership forthwith either shall (a) pay to the terminated General Partner an amount in cash equal to eighty percent (80%) of the present fair market value of the interest so determined, and such payment when made shall constitute complete and full discharge of all amounts to which the terminated General Partner is entitled for such interest, or (b) execute and deliver to the terminated General Partner a promissory note of the Partnership, payable to the order of the terminated General Partner, which promissory note shall include the following provisions: (i) be in a principal amount equal to ninety percent (90%) of the present fair market value of the interest so determined; (ii) interest to accrue on unpaid principal at the rate of six percent (6%) per annum; (iii) principal and any unpaid accrued interest shall be payable during the term of the note from and to the extent of all Distributable Cash From Operations, provided such payments shall be due at the time and from time to time as such Distributable Cash From Operations are realized, provided further that payments otherwise due on account of Distributable Cash From Operations shall be payable annually within fifteen (15) days following the end of the fiscal quarter in which the same are realized: (iv) the remaining unpaid principal balance and unpaid accrued interest on such note are due and payable ten years from the date of such terminating event; and (v) such other provisions as would be usual and customary in a commercial promissory note, including the right of the holder upon default to accelerate otherwise unmatured installments and to recover costs of collection including reasonable attorneys’ fees.
          8.05 Termination of Executory Contracts. Upon removal or retirement of a General Partner, all executory contracts between the Partnership and the terminating General Partner or any Affiliate thereof (unless such Affiliate is also an Affiliate of a continuing General Partner), excluding the Master Loan Agreements and the Participating Notes, may be terminated by the Partnership effective upon sixty (60) days’ prior written notice of such termination to the party so terminated. The terminating General Partner or any Affiliate (unless such Affiliate is also an Affiliate of a continuing General Partner) thereof may also terminate and cancel any executory contract effective upon sixty (60) days’ prior written notice of such termination and cancellation given to the new General Partner, if any, or to the Partnership.
IX. DISTRIBUTION ON TERMINATION
          9.01 Events of Dissolution. The Partnership shall be terminated and dissolved, prior to the end of its term, in accordance with any other provision of this Agreement, or upon the happening of any of the following events:
               (a) The Limited Partners holding a majority of all the Units of the Partnership determine, by written consent or approving vote, that the Partnership should be dissolved; or
               (b) The Partnership is adjudicated insolvent or bankrupt.
          9.02 Gain and Loss on Dissolution and Order of Distribution.
               (a) In the event of the dissolution or termination of the Partnership, unless the remaining Partners elect to continue the business of the Partnership as provided in this Agreement, the General Partner(s) or the liquidator of the Partnership shall proceed to the winding up of the affairs and the liquidation of the Partnership. The General Partner(s), who shall be the liquidators of the Partnership, shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, and such statement shall be furnished to all of the Partners (General and Limited). The assets of the Partnership, which the General Partner(s) determine should be liquidated, then shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.
               (b) The aggregate Net Profit and Net Loss realized by the Partnership upon the sale or other disposition of its assets shall be credited or charged to the accounts of the General Partner(s) and Limited Partners in accordance with the provisions of Section 3.07 hereof after providing for the debts and liabilities of the Partnership.
               (c) The proceeds of such liquidation shall be applied and distributed in the order of priority and in the same manner as provided in Sections 3.07 and 3.08 hereof after providing for the debts and liabilities of the Partnership.
               (d) If, immediately prior to the termination and dissolution of the Partnership, a General Partner has a capital account deficit, such General Partner shall immediately contribute cash to the capital of the Partnership in an amount equal to the lesser of: (i) the deficit balance in such General Partner’s capital account; or (ii) one and one-hundredth percent (1.01%) of the excess of (x) the aggregate capital contributions of the Limited Partners over (y) the capital contribution of such General Partner. All cash received by the Partnership pursuant to the immediately preceding sentence shall be apportionately among, and distributed in its entirety to, the Limited Partners in accordance with the number of Units owned by each.
               (e) Any distributions under Section 9.02(c) may, at the election of the General Partner(s), be made in money arising from the sale of assets of the Partnership or by a distribution of the Partnership’s assets in kind (with each Partner receiving his or her proportionate share of each asset so distributed in kind), or such distribution may, at the election of the General Partner(s), be partially in money and partially in kind.
          9.03 Eminent Domain. A taking of all or substantially all of the Partnership’s property and assets in condemnation or by eminent domain shall be treated in all respects as a sale of the Partnership’s property and assets upon the dissolution and liquidation of the Partnership, pursuant to this Article IX. In such event any portion of the property and assets of the Partnership not so taken shall be sold and/or distributed, together with the condemnation award, in the manner provided for in this Article IX.
          9.04 Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership, so as to enable the General Partner(s) or the liquidator to minimize the normal losses attendant upon liquidation.
X. CERTIFICATES AND OTHER DOCUMENTS
          10.01 General Partner(s)’ Attorneys for Limited Partners. Each Limited Partner, by becoming a Limited Partner, hereby constitutes and appoints each of the General Partner(s) and its successors the true and lawful attorney of, and in the name, place, and stead of said Limited Partner, from time to time:
               (a) To make all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect solely:

               (i) A change of the name or the location of the principal place of business of the Partnership;
               (ii) The disposal by a Limited Partner of its interest in the Partnership, in any manner permitted by this Agreement, and any return of the Capital Contribution of a Limited Partner (or any part thereof), if any, provided for by this Agreement;
               (iii) A Person becoming a Limited Partner of the Partnership, as permitted by this Agreement;
               (iv) A change in any provision of this Agreement or the exercise by any Person of any right or rights thereunder not requiring the consent of said Limited Partner; and
               (v) The exercise by any Person of any right or rights under this Agreement requiring the consent or approval of a majority or a specified percentage of the Limited Partners and the required consent or approval has been given.
               (b) To make such certificates, instruments, and documents, including Fictitious Business Name Statements, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business in connection with the use of the name of the Partnership by the Partnership; and
               (c) To make such certificates, instruments, and documents, including amendments to this Agreement and Certificate of Limited Partnership, as said Limited Partner may be required or as may be appropriate for said Limited Partner to make, by the laws of any state or jurisdiction solely to reflect:
               (i) A change of address of said Limited Partner;
               (ii) Any changes in or amendments to this Agreement, or pertaining to the Partnership, of any kind referred to in paragraph (a) of this subsection; and
               (iii) Any other changes in or amendments to this Agreement, but only if and when said Limited Partner has agreed to such other changes or amendments by signing, either personally or by duly appointed attorney, an agreement amending this Agreement.
     Each of said agreements, certificates, instruments, and documents shall be in such form as said attorney and counsel for the Partnership shall deem appropriate. The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record and publish the same.
          Each Limited Partner authorizes said attorney to take any further action which said attorney shall consider necessary or convenient in connection with any of the foregoing and hereby gives said attorney full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as said Limited Partner might or could do if personally present, and hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

          The powers hereby conferred shall continue from the date said Limited Partner becomes a Limited Partner in the Partnership until said Limited Partner shall cease to be such a Limited Partner and, being coupled with an interest, shall be irrevocable.
          10.02 Making, Filing, Etc., of Certificates, Etc. The General Partner(s) agree, when authorized pursuant to Section 10.01, or otherwise, to make, file, or record with the appropriate public authority and (if required) to publish the certificate, any amendments thereof, and such other certificates, instruments, and documents as may be required or appropriate in connection with the business and affairs of the Partnership.
XI. NOTICES
          All notices (except notices required under Article XIV hereof), requests and other communications provided for herein shall be in writing and, unless otherwise specified, shall be forwarded by first class mail, directed to the parties at the addresses set forth in the Subscription Agreement and Signature Pages attached hereto or at such other addresses as any party may from time to time designate in writing, and given in accordance with the provisions of this Article XI. Notices or communications given, as set forth herein, shall be conclusively deemed to have been received by the party to whom addressed three business days after the same are deposited in the United States mail.
XII. CONVEYANCES, CONTRACTS, AND DOCUMENTS
          Any deed, bill of sale, mortgage, deed of trust, lease, contract of sale, release, lien, or modification of any such documents or other commitment purporting to purchase, sell, assign, convey, or encumber the interest of the Partnership in all or in any portion of any real or personal property at any time held in its name, and any other contract, check, draft, document, communication, or notice to which the Partnership is a party, including any documentation used by the Partnership to lend funds to the Borrowers, may be signed by any authorized officer of the General Partner(s).
XIII. DISPUTES AND ARBITRATION
          Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement and any amendments thereof, or the breach thereof, or in connection with the dissolution of the Partnership, shall be determined and settled by arbitration to be held in Oakland, California, in accordance with the rules then applicable of the American Arbitration Association. Any award rendered therein shall be final and binding on each and all of the Partners, and judgment may be entered thereon in the Superior Court of the State of California for the County of Alameda.
XIV. MEETINGS OF, OR ACTIONS BY, THE LIMITED PARTNERS
          Meetings of the Limited Partners to vote upon any matters on which the Limited Partners are authorized to take action under this Agreement or as the same may be amended from time to time may be called at any time by any of the General Partner(s) or by one or more Limited Partners holding more than 10% of the outstanding Limited Partnership interests by delivering written notice, either in person or by registered mail, of such call to the General Partner(s). Within ten (10) days following receipt of such request, the General Partner(s) shall cause a written notice to be given, either in person or by registered mail to the Limited Partners entitled to vote advising them that a meeting, convenient to the Limited Partners, will be held at a time and place fixed by the General Partner(s). Such meeting will be held not less than fifteen (15) days nor more than sixty (60)

days after the mailing of the notice of the meeting; provided, however, that such maximum periods for the giving of notice and the holding of meetings may be extended for an additional sixty (60) days if such extension is necessary to obtain qualification with the California Commission of Corporations of the matters to be acted upon at such meeting or clearance by the appropriate governing agency of the solicitation materials to be forwarded to the Limited Partners in connection with such meeting. Included with the notice of a meeting shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to this Limited Partnership Agreement, as the same may from time to time be amended. All expenses of the meeting and notification shall be borne by the Partnership.
          Limited Partners holding in excess of fifty percent (50%) of the Units entitled to vote on any such action shall constitute a quorum for the transaction of that specific action at any meeting, except in the event that the last remaining General Partner has been adjudicated bankrupt, in which event Limited Partners holding 100% of the Units will constitute a quorum to elect one or more General Partners to continue the business of the Partnership. Personal presence of the Limited Partners shall not be required, provided an effective written consent to or rejection of such proposed action is submitted to the General Partner(s). Attendance by a Limited Partner and voting in person at any meeting shall revoke any written consents or rejections of such Limited Partner submitted with respect to action proposed to be taken at such meeting. Submission of a later written consent or rejection with respect to any action shall revoke an earlier one as to such action.
          Any matter on which the Limited Partners are authorized to take action under this Agreement or under law may be taken by the Limited Partners without a meeting and shall be as valid and effective as action taken by the Limited Partners at a meeting assembled, if written consents to such action by the Limited Partner(s) are: (i) signed by the Limited Partners entitled to vote upon such action at a meeting who hold the number of Units required to authorize such action; and (ii) are delivered to the General Partner(s).
          In the event that there shall be no General Partner, the Limited Partners may take action without a meeting by the written consent of Limited Partners having a majority or such higher percentage as required elsewhere herein of the voting power of the Limited Partners entitled to vote.
XV. CAPTIONS—PRONOUNS
          Any titles or captions of articles or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person or Persons, firm or firms, corporation or corporations may require.
XVI. BINDING EFFECT AND EXHIBITS
          Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all Persons hereafter having or holding an interest in this Partnership, whether as assignees, substituted Limited Partners, or otherwise. All exhibits hereto are by this reference incorporated herein.
XVII. AMENDMENT OF THE AGREEMENT
          Except as otherwise stated in this Agreement, the approval of the Limited Partners holding a majority in Units of all of the Limited Partners shall be required to amend this Agreement;

provided, however, that: (i) the Limited Partners may not amend this Agreement to extend the Partnership term; (ii) the Limited Partners may not amend this Agreement to alter the right of the General Partner(s) to receive compensation, return of Invested Capital, allocations, and distributions, pursuant to Sections 3.07, 3.08, and 9.02, without the consent of the General Partner(s); and (iii) the approval of all Limited Partners shall be required to cause any amendment of Section 5.03. To the extent permitted by applicable law regarding limited partnerships, holders of a majority of the outstanding Units may, with the consent of the General Partner(s), amend the terms of the Master Loan Agreement and/or the Participating Note and/or related documents. Additionally, this Agreement may be amended from time to time by the General Partner(s), without the consent of any of the Limited Partners: (i) to add to the representations, duties, or obligations of the General Partner(s) or their Affiliates or to surrender any rights or powers granted to the General Partner(s) or their Affiliates herein for the benefit of the Limited Partners; (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; and (iii) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by any state securities commission or similar such official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Limited Partners.
XVIII. ENTIRE AGREEMENT
          This Agreement contains the entire understanding and agreements among the parties hereto respecting the within subject matter, and there are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement shall be governed by and construed in accordance with the laws of the state of California, and, unless expressly or by necessary implication contravened by any provision hereof, the provisions of the California Uniform Limited Partnership Act shall apply.
XIX. TAX CONTROVERSIES
          Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or an individual Partner or Partners, the outcome of which may adversely affect the Partnership either directly or indirectly, the Partnership may incur expenses it deems necessary and advisable in the interest of the Partnership to oppose such proposed deficiency, including, without being limited thereto, attorneys’ and accountants’ fees.
XX. COUNTERPARTS AND EXECUTION
          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement, by each of the parties hereto on the dates respectively indicated in the signatures of said parties, notwithstanding that all of the parties are not signatories to the original or to the same counterpart, to be effective as of the day and year hereinabove set forth.

          IN WITNESS WHEREOF, the parties have set their hands on the respective dates shown by their signatures.

General Partner: Consolidated Capital Equities Corporation, a Colorado corporation
By:	/s/ Jay M. Kaplan	Dated: 7/15/85
Jay M. Kaplan, President

By:	/s/ Terry E. Sheldon	Dated: 7/15/85
Terry E. Sheldon, Executive Vice President
and Chief Operating Officer

Initial Limited Partner: Alpha Venture Corporation, a California corporation
By:	/s/ Donald L. Silverman	Dated: 7/15/85
Donald L. Silverman,
Senior Vice President